Exhibit j(1)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 38 to the Registration Statement on Form N-1A of Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund, Fidelity Aggressive Growth Fund (formerly Fidelity Emerging Growth Fund), and Fidelity New Millennium Fund of our reports dated January 7, 2000 on the financial statements and financial highlights included in the November 30, 1999 Annual Reports to Shareholders of Fidelity Growth Company Fund, Fidelity Aggressive Growth Fund (formerly Fidelity Emerging Growth Fund), and Fidelity New Millennium Fund.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.

 /s/PricewaterhouseCoopers LLP
    PricewaterhouseCoopers LLP
    Boston, Massachusetts
    January 25, 2000